C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations and public affairs (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, February 1, 2011 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended December 31, 2010.

Summarized financial results for the quarter ended December 31 are as follows (dollars in thousands, except per share data):

	Three months ended December 31,			Twelve months ended December 31,
	2010	2009	% change	2010	2009	% change

Total revenues	$ 2,325,349	$2,008,366	15.8%	$9,274,305	$7,577,189	22.4%
Net revenues:
Transportation
Truck	$ 290,465	$ 250,063	16.2%	$ 1,076,247	$ 1,040,703	3.4%
Intermodal	9,441	8,637	9.3%	36,550	35,245	3.7%
Ocean	16,714	13,610	22.8%	60,763	54,188	12.1%
Air	10,756	9,268	16.1%	42,315	32,662	29.6%
Other logistics services	14,397	12,255	17.5%	57,254	44,784	27.8%
Total transportation	341,773	293,833	16.3%	1,273,129	1,207,582	5.4%
Sourcing	31,704	33,105	-4.2%	139,377	128,582	8.4%
Information services	14,687	12,148	20.9%	55,472	45,795	21.1%
Total net revenues	388,164	339,086	14.5%	1,467,978	1,381,959	6.2%
Operating expenses	224,099	196,328	14.1%	845,118	797,148	6.0%
Operating income	164,065	142,758	14.9%	622,860	584,811	6.5%
Net income	$ 103,161	$ 87,734	17.6%	$ 387,026	$ 360,830	7.3%
Diluted EPS	$ 0.62	$ 0.52	19.2%	$ 2.33	$ 2.13	9.4%

"We're very pleased with our performance in 2010, and we are especially proud that we were able to continue our long track record of annual earnings increases. The last few years have been challenging for many companies, and we think our results show the strength of our business model, the dedication and talent of our people, and our execution discipline," said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson.

Wiehoff continued, "There is still a lot of uncertainty in the marketplace. While supply and demand variables continue to be volatile in most of our services, we have much better net revenue growth momentum going into 2011 than we had the last few years. In January 2011, compared to January 2010, we have achieved consolidated net revenue growth, per business day, in the mid-teens. Our North American truckload volumes increased approximately seven percent in January. A lot could change in marketplace demand and capacity availability as the year progresses, but we are pleased with our early results so far this year."

Our truck net revenues, which consist of truckload and less-than-truckload ("LTL") services, increased 16.2 percent in the fourth quarter of 2010. Our truckload volumes increased approximately nine percent in the fourth quarter of 2010 compared to the fourth quarter of 2009. Our truckload net revenue margins decreased primarily due to higher fuel prices. Excluding the estimated impacts of the change in fuel, our truckload pricing to our customers increased approximately eight percent in the fourth quarter of 2010 compared to the fourth quarter of 2009. Our truckload transportation costs increased approximately eight percent, excluding the estimated impacts of fuel. Our LTL net revenues increased approximately 17 percent. The increase was driven by an increase in total shipments of approximately 11 percent and increased pricing.

Our intermodal net revenue increased 9.3 percent due to increased prices, partially offset by slightly lower net revenue margins. Prices increased due to higher fuel costs, longer average length of haul, and price increases driven by a shortage of container capacity in many markets.

Our ocean transportation net revenues increased 22.8 percent in the fourth quarter of 2010, driven by large volume increases. We experienced a net revenue margin decline due to increased cost of capacity, which was partially offset by increased pricing to our customers.

Our air transportation net revenue increased 16.1 percent in the fourth quarter of 2010 due to higher volumes.

Other logistics services net revenues consist primarily of transportation management fees and customs brokerage fees. The increase of 17.5 percent was driven primarily by an increase in management fees.

For the fourth quarter, our Sourcing revenues decreased 6.5 percent. Sourcing net revenues decreased 4.2 percent to $31.7 million in 2010 from $33.1 million in 2009, primarily due to decreased volumes with a large customer.

Our Information Services revenues increased 20.9 percent in the fourth quarter of 2010 due to an increase in transactions and increases in some fees that are impacted by fuel prices.

For the fourth quarter, operating expenses increased 14.1 percent to $224.1 million in 2010 from $196.3 million in 2009. This was due to an increase of 17.7 percent in personnel expense and an increase of 4.5 percent in other selling, general, and administrative expenses. Personnel expenses related to our restricted stock program and various other incentive plans increased compared to last year. Many of these plans are variable based on growth in our earnings, and the expense increased as our year-over-year earnings growth rate accelerated through 2010. We also increased average headcount by 3.4 percent from the fourth quarter of 2009. As a percentage of net revenues, total operating expenses decreased slightly to 57.7 percent in the fourth quarter of 2010 from 57.9 percent in the fourth quarter of 2009.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 36,000 customers through a network of 231 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 49,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the strength of the current recovery and uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2010 Earnings Conference Call

Tuesday, February 1, 2011 5:00 pm. Eastern Time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 877-941-6011; conference ID 4399530

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on February 4: 800-406-7325;

passcode: 4399530#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Revenues:
Transportation	$1,946,325	$ 1,606,664	$ 7,575,659	$ 5,976,102
Sourcing	364,337	389,554	1,643,174	1,555,292
Information Services	14,687	12,148	55,472	45,795
Total revenues	2,325,349	2,008,366	9,274,305	7,577,189
Costs and expenses:
Purchased transportation and related services	1,604,552	1,312,831	6,302,530	4,768,520
Purchased products sourced for resale	332,633	356,449	1,503,797	1,426,710
Personnel expenses	169,271	143,852	632,064	597,568
Other selling, general, and administrative expenses	54,828	52,476	213,054	199,580
Total costs and expenses	2,161,284	1,865,608	8,651,445	6,992,378

Income from operations	164,065	142,758	622,860	584,811

Investment and other income	256	592	1,242	2,250

Income before provision for income taxes	164,321	143,350	624,102	587,061
Provision for income taxes	61,160	55,616	237,076	226,231
Net income	$ 103,161	$ 87,734	$ 387,026	$ 360,830

Net income per share (basic)	$ 0.63	$ 0.53	$ 2.35	$ 2.15
Net income per share (diluted)	$ 0.62	$ 0.52	$ 2.33	$ 2.13
Weighted average shares outstanding (basic)	164,729	166,258	164,909	167,695
Weighted average shares outstanding (diluted)	166,075	167,729	165,972	169,194

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$ 398,607	$ 337,308
Available-for-sale securities	9,290	48,310
Receivables, net	1,036,070	885,543
Other current assets	37,801	36,108
Total current assets	1,481,768	1,307,269

Property and equipment, net	114,333	117,699
Intangible and other assets	399,598	409,280
Total Assets	$ 1,995,699	$ 1,834,248

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 627,561	$ 606,514
Accrued compensation	96,991	90,855
Other accrued expenses	47,055	34,438
Total current liabilities	771,607	731,807

Long term liabilities	20,024	22,541
Total liabilities	791,631	754,348

Total stockholders' investment	1,204,068	1,079,900
Total liabilities and stockholders' investment	$ 1,995,699	$ 1,834,248

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands, except operational data)

	Twelve months ended December 31,
	2010	2009
Operating activities:
Net income	$ 387,026	$ 360,830
Stock-based compensation	37,047	21,267
Depreciation and amortization	29,369	30,514
Provision for doubtful accounts	13,922	16,685
Other non-cash expenses, net	10,619	267
Net changes in operating elements	(133,204)	(56,992)
Net cash provided by operating activities	344,779	372,571

Investing activities:
Net property additions	(17,718)	(30,362)
Purchases and development of software	(10,959)	(4,104)
Purchases of available-for-sale securities	(10,752)	(52,437)
Sales/maturities of available-for-sale securities	53,111	3,975
Cash paid for acquisition, net	-	(41,145)
Restricted cash	(5,000)	-
Other investing activities	(84)	185
Net cash provided by (used for) investing activities	8,598	(123,888)

Financing activities:
Net repurchases of common stock	(133,324)	(249,165)
Excess tax benefit from stock-based compensation plans	13,092	9,966
Cash dividends	(168,902)	(162,865)
Net cash used for financing activities	(289,134)	(402,064)
Effect of exchange rates on cash	(2,944)	(4,054)

Net change in cash and cash equivalents	61,299	(157,435)
Cash and cash equivalents, beginning of period	337,308	494,743
Cash and cash equivalents, end of period	$ 398,607	$ 337,308

	As of December 31,
	2010	2009
Operational Data:
Employees	7,628	7,347
Branches	231	235

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